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Exhibit 21.1

List of Subsidiaries

Demeter Technologies, Inc., a Delaware corporation
d/b/a Demeter Technologies Inc.

Sensors Unlimited, Inc., a New Jersey corporation
d/b/a Sensors Unlimited, Inc.

Shomiti Systems, Inc., a California corporation
d/b/a Shomiti Systems, Inc.

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  Exhibit 21.1